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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
American Software, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of American Software, Inc. of our report dated June 14, 1996, relating to the consolidated balance sheets of American Software, Inc. and subsidiaries as of April 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended April 30, 1996, and related schedule, which report appears in the April 30, 1996 Annual Report on Form 10-K of American Software, Inc.



                                        KPMG PEAT MARWICK LLP



Atlanta, Georgia
October 14, 1996